Exhibit 99.1

PRESS RELEASE

Company Contact:

Mark A. Varney, Ph.D.

President and CEO

Cortex Pharmaceuticals, Inc.

949.727.3157

CORTEX ANNOUNCES THIRD PRIVATE PLACEMENT

WITH SAMYANG

IRVINE, CA (June 26, 2012) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX)) announced that it has completed a private placement of a non-convertible secured promissory note in principal amount of approximately $0.4 million (~~W~~465,000,000 South Korean won) with Samyang Optics Co., Ltd. (“Samyang”) of Korea. This investment follows the Company’s private placement of a $1.5 million convertible promissory note and warrants with Samyang in January 2010 and a $0.5 million private placement of common stock and warrants with Samyang Value Partners Co., Ltd., a wholly-owned subsidiary of Samyang, in October 2011.

The newly issued promissory note accrues interest at the rate of 12% per annum and is subject to repayment at its maturity date on June 22, 2013, or any time on or after December 22, 2012 upon Samyang’s request, subject to specified circumstances. The obligations under the note are secured by certain of the Company’s patents, excluding patents related to the Company’s primary focus such as CX1739 or CX1942.

In connection with the transaction, the Company issued to Samyang warrants to purchase up to 4,000,000 shares of its common stock. The warrants have a two-year term and an exercise price of $0.056 per share.

In connection with the June 2012 investment, Cortex and Samyang entered into an amendment to their existing license agreement to, among other things, expand Samyang’s rights in South Korea to include the use of the licensed compounds for potential treatment of sleep apnea and respiratory depression in that market.

Cortex plans to use the net proceeds from the private placement for general corporate purposes.

“We appreciate Samyang’s continued financial support and further investment in Cortex by their President and Chief Executive Officer, Mr. Seung Chan Kim,” stated Mark A. Varney, Cortex President and CEO.

The securities were offered to an accredited investor in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy any securities and is being issued under Rule 135c under the Securities Act.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a clinical-stage specialty pharmaceutical company focused primarily on the discovery, development and commercialization of positive AMPA-type glutamate receptor modulators. Cortex has pioneered a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. Recent research has focused on the use of AMPAKINE compounds for the potential treatment or prevention of respiratory depression induced by opioid analgesics, anesthetic agents and benzodiazepines, as well as the potential treatment for central sleep apnea. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com.

Samyang Optics Co., Ltd.

Samyang, located in Masan, Korea, is a developer of optical lenses and a range of applications for closed circuit television systems used extensively in highly important security settings such as casinos, banks, as well as government and commercial building structures. Samyang’s securities are publicly traded on the Korean stock exchange.

Forward-Looking Statement

Note — this press release contains forward-looking statements concerning the Company’s operating activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company may not generate sufficient cash from operations and from external financing to continue as a going concern; that the Company may not be successful in securing any licensing, partnering or M&A arrangements; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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